EXHIBIT 10.47

AGREEMENT RELATING TO THE ACQUISITION
OF SICILIAN SUN LTD.
BY FIRMA HOLDINGS CORP.
(as amended)

This AGREEMENT, made this 30 day of March 2015, by and between Firma Holdings Corp. (“Firma”) and Sicilian Sun Ltd. (“SSL”), and the members of SSL, is made for the purpose of setting forth the terms and conditions upon which  Firma will acquire all of the outstanding membership interests in of SSL.

In consideration of the mutual promises, covenants, and representations contained herein, THE PARTIES HERETO AGREE AS FOLLOWS:

ARTICLE I
ACQUISITION OF SSL

Subject to the terms and conditions of this Agreement, Firma agrees to acquire all of the outstanding membership interest in SSL for the consideration shown below.

1.01           At Closing, SSL will merge into a wholly owned subsidiary of Firma.  In connection with the merger, Firma will issue 16,000,000 shares of common stock to the members of SSL in consideration for their interests in SSL.

1.02           If the operations of SSL do not generate, during the period ending nine months after the Closing, but prior to the second anniversary of the Closing, more than $7,500,000 of gross revenue with EBITDA of at least $1,125,000, then the members of SSL will return to Firma  3,000,000 shares of common stock.

1.03           If the operations of SSL do not generate, during the period ending 12 months after the Closing, but prior to the second anniversary of the Closing, more than $10,000,000 of gross revenue with EBITDA of at least $1,500,000, then the members of SSL will return to Firma 2,000,000 shares of common stock.

1.04           If the operations of SSL do not generate, during the period ending 24 months after the Closing, but prior to the third anniversary of the Closing, more than $15,000,000 of gross revenue with EBITDA of at least $2,250,000, then the members of SSL will return to Firma 3,000,000 shares of common stock.

1.05           If the operations of SSL do not generate, during the period ending 24 months after the Closing, but prior to the third anniversary of the Closing, more than $20,000,000 of gross revenue with EBITDA of at least $3,000,000, then the members of SSL will return to Firma 2,000,000 shares of common stock.

1.06           When EBITDA reaches $1,000,000, 25% of EBITDA will be paid on April 30th of each year to the former members of SSL until $2,000,000 has been paid.

1.07           All shares of Firma’s common stock, and any payments pursuant to Section 1.06, will be delivered, returned or paid, in accordance with Exhibit A.

ARTICLE IIREPRESENTATIONS AND WARRANTIES

SSL and the members of SSL, jointly and severally, represents and warrant to Firma that:

2.0l           Organization.  SSL is a limited liability corporation duly organized, validly existing, and in good standing under the laws of Nevada, has all necessary powers to own its properties and to carry on its business as now owned and operated by it, and is duly qualified to do business and is in good standing in each of the states where its business requires qualification.

2.02           Capital.  The members of SSL, and their respective membership interests in SSL, are shown on Exhibit A.  No person has the right to acquire any additional membership interests in SSL.

2.03           Members, Managers, Officers, Officers’ Compensation; Banks.  Exhibit B to this Agreement contains: (i) the names of all managers and the titles of all officers of SSL and all persons whose compensation from SSL as of the date of this Agreement will equal or its expected to equal or exceed, at an annual rate, the sum of $1,000; (ii) the name and address of each bank with which SSL has an account or safety deposit box, the identification number thereof, and the names of all persons who are authorized to draw thereon or have access thereto; and (iii) the names of all persons who have a power of attorney from SSL and a summary of the terms thereof.

2.04           Absence of Changes.  Since March 29, 2015 there has not been any change in the financial condition or operations of SSL, except changes reflected on Exhibit C or changes in the ordinary course of business, which changes have not in the aggregate been materially adverse.

2.05           Investigation of Financial Condition.  Without in any manner reducing or otherwise mitigating the representations contained herein, Firma shall have the opportunity to meet with SSL's accountants and attorneys to discuss the financial condition of SSL.  SSL shall make available to Firma the books and records of SSL.  The minutes of SSL are a complete and accurate record of all meetings of the managers and members of SSL and accurately reflect all actions taken at such meetings.  The signatures of the managers and members on such minutes are the valid signatures of SSL's managers and members who were duly elected or appointed, or who held such membership interests, on the dates that the minutes were signed by such persons.

2.06           Assets.  Exhibit D attached hereto and made a part hereof lists all assets of SSL.  SSL has good and marketable title to all of its assets, free and clear of all liens or encumbrances, other than those shown on Exhibit D.

2.07           Compliance with Laws.  SSL has complied with, and is not in violation of, applicable federal, state, or local statutes, laws, and regulations affecting its properties or the operation of its business, including but not limited to applicable federal and state securities laws.

2.08           Litigation.  SSL is not a party to any suit, action, arbitration, or legal, administrative, or other proceeding, or governmental investigation pending or, to the best knowledge of SSL threatened, against or affecting SSL or its business, assets, or financial condition.  SSL is not in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality.  SSL is not engaged in any legal action to recover moneys due to SSL or damages sustained by SSL.

2.09           Full Disclosure.  None of representations and warranties made by SSL, or in any certificate or memorandum furnished or to be furnished by SSL, or on its behalf, contains or will contain any untrue statement of material fact, or omit any material fact the omission of which would be misleading. SSL has disclosed to Firma all reasonably foreseeable contingencies which, if such contingencies transpired, would have a material adverse effect on SSL's business.

Firma represents and warrants to SSL and the members of SSL that:

2A.           Organization.  Firma is a corporation duly organized, validly existing, and in good standing under the laws of Nevada, has all necessary corporate powers to own its properties and to carry on its business as now owned and operated by it, and is duly qualified to do business and is in good standing in each of the states where its business requires qualification, except in those states where the failure to be so qualified would not have a material adverse effect on Firma.

2B.           Ability to Carry Out Obligations.  Firma has the right, power, and authority to enter into, and perform its obligations under, this Agreement.  The execution and delivery of this Agreement by Firma and the performance by Firma of its obligations hereunder will not cause, constitute, or conflict with or result in (a) any breach or violation or any of the provisions of, or constitute a default under, any license, indenture, mortgage, charter, instrument, articles of incorporation, by-law, or other agreement or instrument to which Firma is a party, or by which it may be bound, nor will any consents or authorizations of any party other than those hereto be required, (b) an event that would permit any party to any agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation of Firma, or (c) an event that would result in the creation or imposition or any lien, charge, or encumbrance on any asset of Firma or would create any obligations for which Firma would be liable, except as contemplated by this Agreement.

2C.           Full Disclosure.  None of representations and warranties made by Firma, or in any certificate or memorandum furnished or to be furnished by Firma, or on its behalf, contains or will contain any untrue statement of material fact, or omit any material fact the omission of which would be misleading. Firma has disclosed to SSL and the members of SSL all reasonably foreseeable contingencies which, if such contingencies transpired, would have a material adverse effect on Firma.

ARTICLE III
REPRESENTATIONS

3.01           Authority.  Each member of SSL represents to Firma that he or she has the right, power, and authority to enter into, and perform his or her obligations under this Agreement.  The execution and delivery of this Agreement and the delivery by such member of his or her membership interest in SSL pursuant to Exhibit A will not cause, constitute, or conflict with or result in any breach or violation or any of the provisions of or constitute a default under any license, indenture, mortgage, charter, instrument, or agreement to which he or she is a party, or by which he or she may be bound, nor will any consents or authorizations of any party be required.  Each member of SSL represents and warrants to Firma  that the member interests of SSL that such holder will deliver at closing will be free of any liens or encumbrances.

3.02           Restrictions on Resale.  Each member of SSL understands that the shares being acquired from Firma represent restricted securities as that term is defined in Rule l44 of the Securities and Exchange Commission.

3.03           Intended Amendment.  Each member of SSL (Exhibit A), has the right to maintain interests in or operate other businesses within the food harvesting, distribution and manufacturing sector that are not part of the acquisition Assets (Exhibit D). Each member of SSL agrees to negotiate, in good faith, within sixty (60) days of this Agreement, an amendment to this Agreement whereby Firma and members of SSL, at Firma’s sole discretion, may enter into a business relationship for the benefit of all involved parties to address all other such interests and businesses.

ARTICLE IV
OBLIGATIONS BEFORE CLOSING

4.01           Investigative Rights.  From the date of this Agreement until the date of closing, each party shall provide to the other party, and such other party's counsel, accountants, auditors, and other authorized representatives, full access during normal business hours to all of each party's properties, books, contracts, commitments, records and correspondence and communications with regulatory agencies for the purpose of examining the same.  Each party shall furnish the other party with all information concerning each party's affairs as the other party may reasonably request.  All confidential information obtained from any party in the course of such investigation shall be kept confidential, except for such information which is required to be disclosed by court order or decree or in compliance with applicable laws, rules or regulations of any government agency, or that otherwise becomes available in the public domain without the fault of the party conducting the investigation.

4.02           Conduct of Business.  Prior to the closing, and except as contemplated by this Agreement, each party shall conduct its business in the normal course, and shall not sell, pledge, or assign any assets, without the prior written approval of the other party, except in the regular course of business.  Except as contemplated by this Agreement, neither party to this Agreement shall amend its Articles of Incorporation, By-laws, articles of organization, or operating agreements, declare dividends, redeem or sell stock, limited liability interests or other securities, incur additional or newly-funded material liabilities, acquire or dispose of fixed assets, change senior management, change employment terms, enter into any material or long-term contract, guarantee obligations of any third party, settle or discharge any balance sheet receivable for less than its stated amount, pay more on any liability than its stated amount, or enter into any other transaction other than in the regular course of business.

ARTICLE V
CONDITIONS PRECEDENT TO PERFORMANCE BY FIRMA

5.01           Conditions.  Firma's obligations hereunder shall be subject to the satisfaction, at or before the Closing, of all the conditions set forth in this Article V.  Firma may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by Firma of any other condition of or any of Firma's other rights or remedies, at law or in equity, if SSL of the members of SSL shall be in default of any of their representations, warranties, or covenants under this agreement.

5.02           Accuracy of Representations.  Except as otherwise permitted by this Agreement, all representations and warranties by SSL or the members of SSL in this Agreement or in any written statement that shall be delivered to Firma under this Agreement shall be true on and as of the closing date as though made at those times.

5.03           Performance.  SSL and the members of SSL shall have performed, satisfied, and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by them, on or before the Closing.  SSL and the members of SSL shall have obtained all necessary consents and approvals necessary to consummate the transactions contemplated hereby.

5.04           Absence of Litigation.  No action, suit, or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this agreement or to its consummation, shall have been instituted or threatened on or before the closing.

5.05           Other.  In addition to the other provisions of this Article V, Firma’s obligations hereunder shall be subject, at or before Closing, to the following:

•	On the closing date SSL will not have liabilities exceeding $3,500,000.00.

•	SSL will have delivered to Firma, in the form required by the rules and regulations of the Securities and Exchange Commission, the following financial statements:

(i)	financial statements, audited by an independent certified public accountanting firm, for its two full fiscal years prior to the date of this Agreement.

(ii)	interim financial statements for SSL fiscal quarters since the date of the last audited financial statements of SSL.

(iii)	proforma financial statements giving effect to the acquisition of SSL.

•	completion of business and legal review of SSL, the results of which are satisfactory to Firma;

•	obtaining all required governmental consents and approvals;

•	expiration of any required waiting periods;

•	SSF entering into employment agreements with its management on terms and conditions satisfactory to Firma;

•
SSF entering into non-competition agreements with Firma, pursuant to which they will agree not to engage in a business similar to the business of SSF and not to solicit any customers, suppliers, employees or business prospects of SSF for a period of five (5) years following the Closing;

•	Verification of approved vendor status with Kroger Foods.

ARTICLE VI
CONDITIONS PRECEDENT TO PERFORMANCE BY SSL

6.01           Conditions.  SSL's obligations hereunder shall be subject to the satisfaction, at or before the Closing, of the conditions set forth in this Article VI.  SSL may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by SSL of any other condition of or any of SSL's other rights or remedies, at law or in equity, if Firma shall be in default of any of its representations, warranties, or covenants under this agreement.

6.02           Accuracy of Representations.  Except as otherwise permitted by this Agreement, all representations and warranties by Firma in this Agreement or in any written statement that shall be delivered to SSL by Firma under this Agreement shall be true on and as of the closing date as though made at those times.

6.03           Performance.  Firma shall have performed, satisfied, and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it, on or before the closing.  Firma shall have obtained all necessary consents and approvals necessary to consummate the transactions contemplated hereby.

6.04           Absence of Litigation.  No action, suit, or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this agreement or to its consummation, shall have been instituted or threatened on or before the closing.

6.05           Other.  In addition to the other provisions of this Article VI, the obligations of the members of SSL hereunder shall be subject, at or before the Closing, to the following:

•	None

ARTICLE VII
CLOSING

7.01           Closing.  The closing of this transaction shall be held at the offices of Firma. Unless the closing of this transaction takes place before April 15, 2015, then either party may terminate this Agreement without liability to the other party, except as otherwise provided in Section 9.12.  At the closing all representations, warranties, covenants, and conditions set forth in this Agreement on behalf of each party will true and correct as of, or will have been fully performed and complied with by, the closing date, except as may be disclosed in writing by one party to the other.

7.02           Exchange of Common Stock and Limited Liability Interests.  On the closing date, each outstanding membership interest of SSL will be exchanged for fully paid and nonassessable shares of Firma in accordance with Exhibit A to this Agreement.

ARTICLE VIII
REMEDIES

8.01           Arbitration.  Any controversy or claim arising out of, or relating to, this Agreement, or the making, performance, or interpretation thereof, shall be settled by binding arbitration in Chicago, Illinois in accordance with the rules of the American Arbitration Association then existing, and judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy.

8.02           Costs. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorney's fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

8.03           Termination.  In addition to the other remedies, Firma or the members of SSL may on or prior to the closing date terminate this Agreement, without liability to the other party:

(i)           If any bona fide action or proceeding shall be pending against Firma, or SSL, or the members of SSL on the closing date that could result in an unfavorable judgment, decree, or order that would prevent or make unlawful the carrying out of this Agreement or if any agency of the federal or of any state government shall have objected at or before the closing date to this acquisition or to any other action required by or in connection with this Agreement;

(ii)           If the legality and sufficiency of all steps taken and to be taken by each party in carrying out this Agreement shall not have been approved by the respective party's counsel, which approval shall not be unreasonably withheld.

(iii)           If a party breaches any representation, warranty, covenant or obligation of such party set forth herein and such breach is not corrected within ten days of receiving written notice from the other party of such breach.

ARTICLE IX
MISCELLANEOUS

9.01           Captions and Headings.  The Article and paragraph headings throughout this Agreement are for convenience and reference only, and shall in no way be deemed to define, limit, or add to the meaning of any provision of this Agreement.

9.02           No Oral Change.  This Agreement and any provision hereof, may not be waived, changed, modified, or discharged orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought.

9.03           Non-Waiver.  Except as otherwise expressly provided herein, no waiver of any covenant, condition, or provision of this Agreement shall be deemed to have been made unless expressly in writing and signed by the party against whom such waiver is charged; and (i) the failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants, or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, convenants, or conditions, (ii) the acceptance of performance of anything required by this Agreement to be performed with knowledge of the breach or failure of a covenant, condition, or provision hereof shall not be deemed a waiver of such breach or failure, and (iii) no waiver by any party of one breach by another party shall be construed as a waiver with respect to any other or subsequent breach.

9.04           Time of Essence.  Time is of the essence of this Agreement and of each and every provision hereof.

9.05           Entire Agreement.  This Agreement contains the entire Agreement and understanding between the parties hereto, and supersedes all prior agreements, understandings and the letters of intent between the parties.

9.06           Governing Law.  This Agreement and its application shall be governed by the laws of Nevada.

9.07           Counterparts.  This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Signature pages may be transmitted by facsimile or other electronice means.

9.08           Notices.  All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

Firma Holdings Corp.

181 Arroyo Grande Blvd., Suite. 140B
Henderson, NV 89074
United States Of America

Siclian Sun Limited, LLC and its Members

1431 Opus Place, Ste 110
Downers Grove, IL 60515

9.09           Binding Effect.  This Agreement shall inure to and be binding upon the heirs, executors, personal representatives, successors and assigns of each of the parties to this Agreement.

9.10           Effect of Closing.  All representations, warranties, covenants, and agreements of the parties contained in this Agreement, or in any instrument, certificate, opinion, or other writing provided for in it, shall survive the closing of this Agreement.  In the event there is any material misrepresentation or warranty of any party to this Agreement, then Firma (if such misrepresentation is made by SSL or the SSL members) or the members of SSL ( if such misrepresentation is made by Firma) may recind this Agreement during the 90 day period following the closing of this Agreement.

9.11           Mutual Cooperation.  The parties hereto shall cooperate with each other to achieve the purpose of this Agreement, and shall execute such other and further documents and take such other and further actions as may be necessary or convenient to effect the transaction described herein.  Neither party will intentionally take any action, or omit to take any action, which will cause a breach of such party's obligations pursuant to this Agreement.  SSL and the members of SSL agree that, until the Closing or the Termination of this Agreement pursuant to Section 8.03, neither SSL, nor the members of SSL, shall accept or induce an offer from a third party, enter into negotiations with any third party, or provide information to any third party in anticipation of negotiations with any third party, with respect to any possible sale of SSL, its assets, rights or operations or any securities or other equity interests of SSL or any other transaction that would have the effect of materially reducing the benefit of this Agreement to Firma.

9.12           Expenses.  Each of the parties hereto agrees to pay all of its own expenses (including without limitation, attorneys' and accountants' fees) incurred in connection with this Agreement, the transactions contemplated herein and negotiations leading to the same and the preparations made for carrying the same into effect.  Each of the parties expressly represents and warrants that no finder or broker has been involved in this transaction and each party agrees to indemnify and hold the other party harmless from any commission, fee or claim of any person, firm or corporation employed or retained by such party (or claiming to be employed or retained by such party) to bring about or represent such party in the transactions contemplated by this Agreement.

AGREED TO AND ACCEPTED as of the date first above written.

FIRMA HOLDINGS CORP.

By
David Barefoot COO

SICILIAN SUN, LLC

By	/s/ Tara Brown

Tara Brown, Managing Member

MEMBERS OF SSL

Panormus Trust And Investments, Ltd.

By	/s/ Thomas Franchina, Managing Member

/s/ Francis R. Biscan, Jr.
Franics R. Biscan, Jr.

/s/ David Richmond
David Richmond

/s/ Tara Brown
Tara M. Brown

EXHIBIT A

Allocation of Shares

SSL Member	Member Interest in SSL (as of a %)	Shares of Firma to be issued pursuant to Section	Shares of Firma to return pursuant to Section:				Cash pursuant to Section
		1.01	1.02	1.03	1.04	1.05	1.06

Panormus Trust and Investments Ltd.	46%	7,360,000	1,380,000	920,000	1,380,000	920,000	$837,500

Francis R. Biscan, Jr.	46%	7,360,000	1,380,000	920,000	1,380,000	920,000	837,500

David Richmond	7.50%	1,200,000	225,000	150,000	225,000	150,000	315,000

Tara M. Brown	0.50%	80,000	15,000	10,000	15,000	10,000	10,000
		16,000,000	3,000,000	2,000,000	3,000,000	2,000,000	$2,000,000

EBITDA payments will be paid as shown above.

EXHIBIT D

ASSETS

Operating Alcamo (Italy) Polar Sud Food Production Plant

Option to buy Catania (Italy) industrial food production plant with frozen storage capacity together with production and accounting software.

All Assets acquired from Eukion S.R.L. pursuant to agreement dated February 25, 2015.

All trademarks, trademark registrations or applications, trade names, service marks, copyrights, copyright registrations or applications which are owned by SSL.  No person other than SSL owns any trademark, trademark registration or application, service mark, trade name, copyright, or copyright registration or application the use of which is necessary or contemplated in connection with the operation of SSL's business.

All contracts, leases, and other agreements of SSL presently in existance or which have been agreed to by SSL (whether written or oral).  SSL is not in default under of these agreements or leases.